Exhibit 10.10



November 18, 1997


Mr. Michael J. Mellinger
Data Research Associates, Inc.
1276 N. Warson Rd.
St. Louis, MO 63132-1806

Dear Mr. Mellinger:

As you may be aware, Digital has announced that we would be integrating some of our business units to make it easier to do business with us.
As part of this integration, we will be modifying our Contract Renewal Process. As part of this integration, we will be modifying our Contract Renewal Process. As these new procedures are being designed and implemented, we would like to ensure these adjustments are transparent to you as a Digital Business partner. Therefore, to avoid confusion, we are extending your current agreement number HM71135A ninety (90) days. Your new expiration date is April 13, 1998.

Digital or Hall-Mark Computer Products will be contacting you at the end of this ninety (90) day extension to discuss the revised renewal process.

Thank you for your continuing participation in our Distributor Value Added Reseller Program.

Sincerely yours,


/s/ Rick Daigneault

Rick Daigneault
Contracts Manager
Officer of Partner Practices


























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